 EXHIBIT 99.1

FOR IMMEDIATE RELEASE

October 22, 2004

ILX RESORTS REPORTS INCREASE IN NET INCOME

PHOENIX, ARIZONA – October 22, 2004 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today its results for the third quarter ended September 30, 2004.

Net income from continuing operations for the third quarter of 2004 increased 10.2% to $812,000 as compared to $737,000 in the same quarter of 2003.  Net income after discontinued operations for the third quarter of 2004 increased 20.4% to $812,000 as compared to $674,000 for the comparable period in 2003.  Basic and fully diluted earnings per share from continuing operations were each $0.27, as compared to each $0.25 for the same quarter of 2003.  Basic and fully diluted earnings per share after discontinued operations were each $0.27, as compared to each $0.23 for the comparable period in 2003.  Net income for the nine months ended September 30, 2004 was $2.1 million.  Basic and fully diluted earnings per share for the nine months ended September 30, 2004 were $0.69 and $0.68, respectively.

Revenue for the three and nine months ended September 30, 2004 was $15.2 million and $45.2 million.  Revenue for the same periods in 2003 was $17.6 million and $49.8 million.  The decrease reflects the decision in the fourth quarter 2003 to reduce the scale of the Las Vegas sales operation in an effort to improve profitability, as well as a redeployment of personnel to sales offices which were not fully operational during the third quarter 2004.

“We are pleased to have delivered not only significant growth in net income, but also in income as a percentage of revenue. Third quarter 2004 net income after discontinued operations as a percentage of revenue was 39% greater than the prior year,” said Joe Martori, Chairman and CEO.  “Our core business of sales of vacation ownership interests remains strong.  We continue to focus on the future of that core business with the recent opening of a sales office at our newest location, Rancho Manana Resort, an upscale facility in Cave Creek, Arizona and commencement of construction of 21 new units on our land adjacent to the Roundhouse Resort in Pinetop, Arizona.  Future plans also include the contemplated expansion of the Rancho Manana Resort in early 2005.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX’s portfolio of world-class properties includes seven resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, land adjacent to an existing resort in northern Arizona on which it has commenced construction and 44 acres of land located in Las Vegas, Nevada, at the corner of Paradise Road and Tropicana Avenue proximate to the Las Vegas Airport, University of Nevada-Las Vegas and the “Strip,” to which the Company holds development rights.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, pending litigation and other risks detailed in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

###